POWER OF ATTORNEY


I, Philip N. Duff, do hereby nominate, constitute and appoint each of Anne Gill Kelly, Gregg L. Bienstock, Patricia Lo Cascio, and Stacey B. Spain as my true and lawful agent and attorney-in-fact, with full power and authority to act hereunder, in his or her discretion, in my name and on my behalf as fully as I could if I were present and acting in person, to make any and all required or voluntary filings under Section 16(a) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable +rules and regulations thereunder, with the Securities and Exchange Commission, the New York Stock Exchange, Ambac Financial Group, Inc., a Delaware corporation (the "Company"), and any other person or entity to which such filings may be required under Section 16(a) of the Exchange Act as a result of my service as an officer of the Company or beneficial ownership (within the meaning of Section 16(a) of the Exchange Act) of more than ten percent of any class of equity securities of the Company.

I hereby consent to, ratify and confirm all that each said attorney-in-fact shall do or cause to be done by virtue of this Power of Attorney. I hereby acknowledge that each attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect from this date forward for so long as I am an officer or director of the Company and for such time thereafter as may be necessary to make any such filings or until revoked or modified by me. I hereby revoke all prior powers of attorney relating to the foregoing acts.

IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of April 2007.




/s/Philip N. Duff
PHILIP N. DUFF